EXHIBIT 4.22

CONVERSION AGREEMENT

This Conversion Agreement (this “Agreement”), effective as of April 13, 2007, by and between BioLargo, Inc., a Delaware corporation (the “Company”), and New Millennium Capital Partners, LLC (the “Holder”).

WHEREAS, the Holder holds the Company’s promissory note (a copy of which is attached as Exhibit A) in the face amount of $1,120,000 (the “Note”), and which the principal amount was reduced by mutual agreement to $900,000 on April 28, 2006; and

WHEREAS, the Company and Holder agreed on and as of April 13, 2007 (the “Effective Date”) to convert the outstanding principal amount of the Note into shares of the Company’s common stock, at a price per share equal to the closing price of the Company’s common stock on the Effective Date, as reported by www.pinksheets.com.

NOW, THEREFORE, in consideration of the undertakings hereinafter contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1. Conversion. The Holder hereby converts the principal amount of the Note ($900,000) into 1,636,364 shares of fully paid and non-assessable common stock of the Company (the “Shares”), and the Company agrees to issue the Shares in exchange for such conversion (the “Conversion”). As soon as practicable hereafter, the Company shall issue to the Holder a certificate for the Shares. The Conversion shall be considered payment in full by the Company of the entire principal amount of the Note. The parties acknowledge that as of the Effective Date, $380,658 in accrued and unpaid interest (the “Interest”) remained outstanding. The Note does not provide for compounding the accrued and unpaid interest, the Interest shall not accrue further interest after the date of this agreement. The Holder shall deliver the Note to the Company for cancellation and the Company shall deliver to the Holder a non-interest bearing Note in the amount of $380,658 due and payable in full on January 15, 2008.

SECTION 2. Legends. The certificate representing the Shares shall contain a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED FOR SALE UNDER ANY STATE SECURITIES LAWS (COLLECTIVELY, “SECURITIES LAWS”) AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED FOR SALE UNDER ALL APPLICABLE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, ANY SUCH OFFER, SALE OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH SECURITIES LAWS.

SECTION 3. Transfer or Resale of the Shares. The Holder understands that (i) the Shares have not been and are not being registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) the Holder shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the Securities Act (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Company reserves the right to place stop transfer instructions against the Shares and certificate(s) for the Shares.

SECTION 4. Representations and Warranties of the Holder. The Holder is acquiring the Shares for investment for its own account, and not with a view toward distribution thereof, and with no present intention of dividing its interest with others or reselling or otherwise disposing of all or any portion of the Shares. The undersigned has not offered or sold a participation in this transaction, and will not offer or sell any of the Shares or interest therein or otherwise, in violation of the Securities Act. The undersigned further acknowledges that it does not have in mind any sale of the Shares currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined events or consequence; and that it has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for or which is likely to compel a disposition of the Shares and is not aware of any circumstances presently in existence that are likely in the future to prompt a disposition of the Shares. The Holder is an “accredited investor” as that term is defined under the Securities Laws.

SECTION 5. Miscellaneous.

5.1 Entire Agreement. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of either party to this Agreement (or any officer, director, employee or agent thereof) to induce the other party to enter into this Agreement or to abide by or consummate any transactions contemplated by any terms of this Agreement, except representations and warranties expressly set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon either party unless in writing and signed by the parties to be charged.

5.2 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and the parties hereto may execute this Agreement by signing one or more counterparts.

5.3 Third Parties. Nothing herein express or implied is intended or shall be construed to confer upon or give any person, other than the parties hereto and their respective heirs, successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

5.4 Further Assurances. If, at any time, either of the parties hereto shall consider or be advised that any further documents are necessary or desirable to carry out the provisions hereof, the appropriate party or parties hereto shall execute and deliver, or cause to be executed and delivered, any and all such other documents and do, or cause to be done, all things necessary or proper to fully carry out the provisions hereof.

5.5 Representations of the Parties. Each of the parties hereto hereby represents and warrants to the other party that the execution, delivery and performance of their respective agreements and undertakings set forth herein have been duly authorized by all necessary action.

IN WITNESS WHEREOF, the parties hereto have executed this Conversion Agreement effective as of the date first above written.

BIOLARGO, INC.

Date: April 13, 2007	By:	/s/ Joseph Provenzano
Joseph Provenzano, Secretary

NEW MILLENNIUM CAPITAL PARTNERS, LLC

Date: April 13, 2007	By:	/s/ Dennis Calvert
Name: Dennis Calvert
Title: Manager

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